Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Dale E. Parker, Chief Executive Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces Leadership Change; Board Names Dale E. Parker as Interim President and Chief Executive Officer

Saint Paul, Minn., December 16, 2014 ― Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that its Board of Directors has named Dale E. Parker as its interim President and Chief Executive Officer, replacing Kris B. Tufto. Mr. Parker will continue serving on the Image Sensing Systems Board. Mr. Parker has served as the Chief Operating Officer and Chief Financial Officer of Image Sensing Systems since June 2013. “We want to thank Kris for his efforts at Image Sensing Systems. His guidance helped the company through a challenging period over the past two years, and we have mutually agreed that this is the right time for a change,” said Jim Bracke, Chairman of Image Sensing Systems.

Mr. Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries and has served on numerous boards. Mr. Parker currently is a member of the Board of Directors of Consolidated Communications Holdings, Inc., a telecommunications company based in Illinois.

“Dale is a highly skilled leader who has served as COO and CFO of Image Sensing Systems. His deep knowledge of the Company and his significant strategic, operational, international and financial experience make him an excellent choice to guide the Company,” said Jim Bracke.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

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Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.

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